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                                 EXHIBIT (9)(u)


           FUND ALLIANCE AGREEMENT BY AND BETWEEN THE ONE GROUP, THE ONE GROUP SERVICES COMPANY, AND PUTNAM FIDUCIARY TRUST COMPANY

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                      THE ONE GROUP FUND ALLIANCE AGREEMENT

         FUND ALLIANCE AGREEMENT made as of the ___ day of ____________, 19__ by and between The One Group, a Massachusetts business trust, (the "Fund Company") and The One Group Services Company (the "TOGSC") with principal offices at 3435 Stelzer Road, Columbus, OH 43219, and Putnam Fiduciary Trust Company, a Massachusetts trust company with its principal office at One Post Office Square, Boston, Massachusetts 02109 ("Plan Agent").

         WHEREAS TOGSC serves as administrator and distributor in connection with certain other matters for each investment company listed on Schedule A hereto, as such Schedule A may be amended from time to time with the mutual consent of the parties hereto (each such investment company a "Fund" and, collectively, the "Funds"), each of which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the " 1940 Act"). With respect to any Fund, this Agreement shall become effective upon the date such Fund is identified on Schedule A and this Agreement is approved by the Fund or its Board of Trustees if such approval is required;

         WHEREAS Plan Agent provides certain administrative and recordkeeping services as agent for certain employee benefit plans, (each such plan a "Plan" and, collectively, the "Plans"), and is a transfer agent registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"); and

         WHEREAS TOGSC desires to appoint Plan Agent as agent for the Funds solely with respect to the Plans, Plan Agent desires to accept such appointment; and

         WHEREAS, the Plans have authorized and requested the parties hereto to carry out the obligations described herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       TERMS OF APPOINTMENT; DUTIES OF THE PARTIES.

         1.01. TOGSC and Plan Agent agree to facilitate the purchase and redemption OF SHARES of shares of the Funds on behalf of the Plans and their Participants through one or more accounts per Fund for each Plan (the "Accounts"). Accounts for a Plan will be opened upon completion of the application form for the appropriate Fund. Plan Agent represents and warrants that it is authorized to act on behalf of each Plan effecting transactions in the Accounts.

         1.02. TOGSC agrees to waive any and all loads or fees associated with purchase, exchange and redemption transactions. Any trading restrictions, including those related to the size and frequency of transactions, are also waived. TOGSC agrees to cause the Accounts to be kept open on each Fund's books regardless of a lack of activity or small position size except to the extent Plan Agent takes specific action to close an Account.

         1.03. Subject to the terms and conditions set forth in this Agreement, TOGSC hereby appoints Plan Agent to act as, and Plan Agent agrees to act as, agent for the sole purpose of accepting orders for the purchase, and requests for the redemption, of the authorized and



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                  issued shares of beneficial interest or common stock of any
                  Fund (the "Shares") purchased, held or redeemed by a Plan (collectively referred to as "Instructions"). If a Fund offers two or more series of Shares, at any time, each such series shall be deemed at such time to be a Fund, unless otherwise indicated herein.

         1.04. Plan Agent shall perform the following services in accordance with procedures established from time to time by agreement of the parties hereto:

                  a) Receive from the Plans orders for the purchase of Shares by the close of regular trading on the New York Stock Exchange (the "Close of Trading") each business day that the New York Stock Exchange is open for business ("Business Day"), transmit such orders to the Fund Company or its designee for acceptance on such Business Day and promptly deliver or instruct the Plans (or the Plans' Trustee(s) as the case may be) to deliver payment and appropriate documentation therefor to the Fund Company or its designee for acceptance. On occasions when the New York Stock Exchange closes earlier than its regular trading time (4:00 p.m. Eastern Time), the earlier close time will apply;

                  b) Receive from the Plans by the Close of Trading each Business Day redemption requests and redemption directions, transmit such requests and directions to the Fund Company or its designee and deliver appropriate documentation therefor to the Fund Company or its designee, in each case for acceptance on such Business Day; and

                  c) As instructed, maintain adequate records related to, and advise the Fund Company or its designee as to, the foregoing. To the extent required under the 1940 Act and rules thereunder, Plan Agent and the Fund Company or its designee agree that such records maintained by it will be preserved, maintained and made available in accordance with the provisions of the 1940 Act and rules thereunder, and copies or, if required, originals, will be surrendered promptly to the Fund Company or its designee on and in accordance with its request. Records surrendered hereunder shall be in machine readable or optical disk form. This provision shall survive the termination of this Agreement.

         1.05. Plan Agent shall maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement. Plan Agent shall notify TOGSC and the Fund Company or its designee promptly in the event that it becomes unable for any reason to perform the services contemplated by, or any other of its obligations under, this Agreement.

         1.06. Plan Agent shall maintain insurance coverage at all times that is reasonable and customary in light of its duties hereunder.

         1.07. In accordance with procedures established from time to time by agreement of the parties hereto, TOGSC and the Fund Company or its designee shall furnish to Plan Agent, for each Fund, no later than 6:30 p.m. Eastern Time on each Business Day as appropriate:

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         a)       Net asset value information as of the Close of Trading each
                  Business Day when such information is used for crediting accounts;

         b) Dividend and capital gains distribution information, as it arises, when such information is used for crediting accounts;

         c) Daily accrual for interest rate factor (mil rate) information with respect to Funds which declare dividends daily, when such information is used for crediting accounts; and

         d) In addition, the TOGSC, the Fund Company or its designee will transmit daily net asset value information and daily accrual for interest rate factor (mil rate) information as of the Close of Trading each Business Day to Plan Agent via the NSCC's Mutual Fund Profile system ("MFPS") no later than 7:00 p.m. Eastern Time on each Business Day.

1.08.    a)       Orders derived from, and in amounts equal to, Instructions received by Plan Agent prior to the Close of Trading on any Business Day ("Day 1") shall be transmitted by Plan Agent via the Fund/SERV system to the Fund Company or its designee no later than 5:00 a.m. Eastern Time on the next Business Day
                  ("Day 2"). Such trades will be effected at the net asset value of each Fund's shares calculated as of the Close of Trading on Day 1 subject to the terms of such Fund's prospectus. In the event or an error or delay with respect to the transmittal of such orders by Plan Agent, Plan Agent may resubmit such order to the Fund Company or its designee via the Fund/SERV system on the Business Day following Day 2 and the Fund Company or its designee shall effect such trade as of the original trade date.

         b) To the extent that such orders are not transmitted to the Fund Company or its designee via the Fund/SERV system, such orders shall be transmitted via facsimile to the Fund Company or its designee by 9:00 a.m. Eastern Time on the next Business Day. Such trades will be effected at the net asset value of each Fund's shares calculated as of the Close of Trading on Day 1 subject to the terms of such Fund's prospectus.

1.09. Plan Agent, TOGSC and the Fund Company or its designee agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as may be required by law.

1.10. Plan Agent and the Fund Company or its designee shall maintain or provide for redundant facilities and shall maintain or provide for backup files of its records maintained hereunder and shall store such back-up files in a secure off-premises location, so that in the event of a power failure or other interruption of whatever cause at the location of its records such records are maintained intact and transactions can be processed at another location.

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1.11.    Plan Agent, TOGSC and the Fund Company or its designee shall comply with federal and state securities laws and regulations thereunder in connection with its responsibilities under this Agreement.

1.12. In accordance with the procedures established from time to time by agreement of the parties hereto, the Fund Company or its designee shall promptly furnish to the Plan Agent in the frequency requested, for each
         Fund:

         a) copies of prospectuses, financial statements, reports or other materials relating to each Fund, and updates of such materials, in the quantity requested by Plan Agent, as such updates become available and as required by law; and

         b) performance data for each Fund, including without limitation, standardized performance information, total return and current yield information computed in accordance with SEC rules and other performance information as the Plan Agent may reasonably request;

         c)       Such copies and performance data as described in subsections
                  1.12. (a) and (b) above (collectively "Fund Information") may be received by the Plan Agent through electronic means or in disk format. Plan Agent is authorized to distribute such Information to the Plan and plan participants via Internet, other electronic means or hard copy;

         d) With respect to the Fund Information received electronically or in disk format, Plan Agent represents, warrants and covenants that it shall not alter in any way such Fund Information provided by the Fund Company or its designee and shall promptly make available updated Fund Information after Plan Agent receives such Fund Information from the Fund Company or its designee in the format specified in subsection
                  (c) above. The Fund Company or its designee represents, warrants and covenants that Fund Information shall be promptly delivered electronically or in disk format to the Plan Agent.

1.13. Purchases and sales of the Funds are subject to the terms of the Funds' prospectuses.

1.14. TOGSC and the Fund Company hereby authorizes Plan Agent, for purposes of Section 1.12 (b) and (c), concerning the transmission of performance data, to utilize Lipper Analytical Services ("Lipper") in reporting the performance of the Fund(s). TOGSC and the Fund Company shall not be responsible for such information obtained from Lipper except to the extent TOGSC and/or the Fund Company provides erroneous information to Lipper.

1.15. On each Business Day for which Plan Agent has transmitted orders for purchases, exchanges or redemptions for a Plan, the Fund Company or its designee shall send to Plan Agent via the Fund/SERV system, verification of such purchases, exchanges or redemptions or notification of the rejection of such orders("Confirmations"). Such Confirmations shall include the total number of Shares of each Fund held by a Plan following such purchases, exchanges or redemptions.

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                  The Fund Company or its designee shall submit, in a timely manner, such Confirmations to the Fund/SERV system in order for Plan Agent to receive no later than 11:00 a.m. Eastern Time the next Business Day.

         1.16.    a)       In the event there are purchase and redemption orders
                           received by the transfer agent of a Fund within the time limits set forth above on any Business Day for any Fund, settlement shall occur consistent with the requirements of the Fund/SERV system.

                  b) For those purchase orders not transmitted via the Fund/SERV system, Plan Agent shall initiate payment to the Fund Company or its designated agent in federal funds no later than 1:00 p.m. on the Business Day following the day on which the Instructions are treated as having been received by the Fund Company or its designee pursuant to this Agreement.

                  c) For those redemption orders not transmitted via the Fund/SERV system, the Fund Company or its designee shall initiate payment in federal funds no later than 1:00 p.m. on the Business Day following the day on which the Instructions are treated as having been received by the Fund Company or its designee pursuant to this Agreement.

         1.17. The Fund Company or its designee will transmit to Plan Agent by dedicated facsimile and via the NETWORKING system those Networking activity files reflecting all account activity including but not limited to closing account balance, purchases, redemptions, capital gains, dividends, price and share adjustments. Such files must be received by Plan Agent on the Business Day following Day 2. Information transmitted by dedicated facsimile shall be sent to Plan Agent no later than 11:00 a.m. on the next Business Day.

2. COMPENSATION. For the services which Plan Agent will render to TOGSC and the Fund Company under this Agreement, TOGSC and the Fund Company will pay to Plan Agent an annual fee calculated on a quarterly basis, at the rate or rates as set forth in Schedule B.

3.       REPRESENTATIONS AND WARRANTIES.

         3.01.    Each party represents and warrants to the other party that:

                  a) It is duly organized, validly existing and in good standing under the laws of its state of organization or incorporation:

                  b) It has legal power and authority to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business.

                  c) It is empowered by its charter and bylaws and under applicable law to enter into and to perform this Agreement.

                  d) All requisite actions have been taken to authorize it to enter into and to perform this Agreement.

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                  e)       TOGSC is duly registered as a registered broker
                           dealer, the Fund Company is duly registered as a registered investment company under the 1940 Act and Plan Agent is duly registered as registered transfer agent under section 17A of the 1934 Act;

                  f) It maintains and knows of no reason why it cannot or will not during the term hereof maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement; and

                  g) Each party hereby represents that all of its core systems directly affecting client operations will be fully tested and operational prior to December 31, 1999 to ensure that they will function without material disruption of each party's ability to provide services as provided herein in the Year 2000 and beyond.

4.       INDEMNIFICATION.

         4.01. Each party (an "Indemnitor") shall indemnify and hold harmless the other party, each of such other party's affiliated companies, and all of the divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Indenmitor) to which any of them may be or become subject as a result or arising out of
                  (a) any negligent act or omission by the Indemnitor or its agents relating to the performance of its obligations under this Agreement; (b) any breach of the Indemnitor's representations or warranties contained in this Agreement; (c) the Indemnitor's failure to comply with any of the terms of this Agreement; or (d) the acceptance by any Indemnified Party of any transaction or account maintenance information from the Indemnitor with respect to the Plans or their assets. Each party represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

         4.02. In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or loss, and shall keep the other advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent. The obligations of the parties hereto under this Section 4 shall survive the termination of the Agreement.

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         5.       ACKNOWLEDGMENTS. Plan Agent acknowledges that each Fund, as a registered investment company under the 1940 Act, is subject to the provisions of the 1940 Act and regulations thereunder, and that the offer and sale of its shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Fund Company and TOGSC acknowledges that Plan Agent is not responsible for such Fund's compliance with such laws and regulations.

         6. STATEMENTS REGARDING THE FUNDS. It is understood by the parties that the Plan Agent's representatives will discuss with Participants the investment objectives and policies of the Funds: provided, however, that Plan Agent is not authorized to make any representations concerning the Distributor, any Fund, or a Fund's Shares except those representations contained in the Fund's then-current Prospectus and the Company's Statement of Additional Information and in such printed information as the Distributor or the Company may subsequently prepare.
                  [;solely as set forth in the Fund's current Prospectus and other written materials prepared by the Fund Company or its affiliates, and the recent investment performance of the Funds as provided by the Fund Company, TOGSC or a third party distributor of performance data.]

         7. REVIEW OF PARTICIPANT COMMUNICATIONS MATERIALS. It is understood by the parties that, based on the Fund's current Prospectus and the information supplied by the Fund Company or its designee under Section 1.12. above, the Plan Agent may prepare communications or disclosure materials for the Plans and their Participants which describe the Funds. Except for those materials described above, the Plan Agent shall supply the Fund, or its designated representative, with copies of all other materials concerning the Funds within a reasonable time period in advance of their intended distribution to the Plans or their Participants. The Plan Agent and the Fund Company shall establish a mutually agreeable time frame in which such materials shall be reviewed and approved for use by the Fund Company , or its designated representative. The Plan Agent agrees not to use any such materials without the prior approval of the Fund Company or its designated representative. The Fund Company shall provide to Plan Agent updated prospectuses and sales literature. The Fund Company represents and warrants that such sales literature has been filed with the NASD and reflects resolution of any NASD comments thereon. Plan Agent agrees its use of such materials in literature prepared by Plan Agent will conform to applicable law and NASD Conduct Rules, including any filing requirements with respect to such literature.

         8. OTHER FUND INFORMATION. The Fund Company agrees to supply the Plan Agent with any information which it may have that could have an adverse impact on the performance of the Funds in the same manner and time frame in which such information is made available to the Fund's shareholders.

         9. REASONABLE ACCESS. The Fund Company will provide Plan Agent or its designated affiliate with reasonable access to its offices, representatives, sales support personnel and Fund investment management professionals for meetings and day-to-day investment questions. The Fund Company or its designee will provide to the Plan Agent written quarterly performance reports with respect to the Funds, including but not limited to (i) a comparison of performance against one or more appropriate benchmarks or indices; (ii) quarterly, year-to-date and annualized one, three and five year performance date (or data for such lesser period of the Fund's existence), and (iii) the Fund earnings on a net-of-fees basis.


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Language indicated as being shown by strike out in the typeset document is enclosed in brackets '[' and ']' in the electronic format.

                  In addition, the Fund Company or its designee shall provide such materials as reasonably requested by the Plan Agent, including but not limited to, fund fact sheets, descriptions of current Fund structure and attribution rates related to fund strategy.

         10. NOTIFICATION OF MATERIAL CHANGES. TOGSC shall promptly notify the Plan Agent in the event of any material change in the management, ownership or control of the Fund. In addition, TOGSC shall notify the Plan Agent of any change in the "fundamental policies" or other policy limitations described in the Prospectus or Statement of Additional Information.

         11.      TERMINATION OF AGREEMENT.

                  11.01. This Agreement may be terminated by either party (i) upon sixty (60) days written notice to the other party or (ii) immediately upon written notice to the other party in the event that:

                           a) Plan Agent becomes unable for any reason to perform the services contemplated by this Agreement,

                           b) TOGSC ceases to be the distributor for the Funds, or

                           c)       the Funds cease to be investment
                                    alternatives under the Plans.

                  11.02. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder other than materials or information required to be retained by such party under applicable laws or regulations. The obligations of the parties under this subsection 11.02. and the provisions of Sections 1, 2, 4, and 6 through 10; provided, however, that, in the event TOGSC is terminated as distributor for the Fund or otherwise ceases to act as distributor for the Fund, such payment obligation shall immediately cease. In such event, Plan Agent may seek to receive such payments from the Fund or any successor distributor that is appointed by the Fund.

12.      ASSIGNMENT.

         12.01. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

         12.02. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13. NOTICES. Notices hereunder shall be in writing, shall be delivered personally, sent by certified mail, return receipt requested, or sent by facsimile machine in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at his address below or at a changed address specified by it in a notice to the other party hereto:

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The Fund Company:

The One Group
3435 Stelzer Road
Columbus, OH 43229
ATTN: Mark S. Redman
TOGSC:

The One Group Services Company
3435 Stelzer Road
Columbus, OH 43229
ATTN: Mark S. Redman

Plan Agent:
DCPA
Level 1
Location 33
P.O. Box 9740
Providence, RI 02940-9740
ATTN: Maureen Phillips, Managing Director

14. AMENDMENT. This Agreement may be amended or modified only by a written agreement executed by both parties.

15. NON-SOLICITATION. The Fund Company and TOGSC hereby agree that, so long as this Agreement is in effect and for a period of two years from the date of its termination, it will not solicit defined contribution plan business from any sponsor of any plan for which Plan Agent provides defined contribution plan services (including without limitation trustee or recordkeeping services) or any affiliate of such a sponsor.

16. RELATIONSHIP OF THE PARTIES; NO JOINT VENTURE. Except for the limited purpose provided for in Section 1, it is understood and agreed that all services performed under this Agreement by Plan Agent shall not be as an employee or agent of the Fund Company, TOGSC or Funds and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties.

17. USE OF NAMES. Except as expressly agreed to in writing by the parties, neither the Fund Company nor TOGSC shall use, nor shall it allow its employees or agents to use, the name or logo of Plan Agent or any of its affiliates, or any of the products or services sponsored, by the Plan Agent or any of its affiliates for advertising, trade or other commercial or non-commercial purposes.

18. GOVERNING LAW. This Agreement shall be constructed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. This Agreement is intended to set forth the rights, duties and responsibilities between the Fund Company, TOGSC and Plan Agent with respect to the matters covered herein.

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         Nothing contained in the Agreement is intended to convey rights to any third parties such as Plans, Plan participants, the Fund Company or TOGSC.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PUTNAM FIDUCIARY TRUST COMPANY              THE ONE GROUP SERVICES COMPANY


By: /s/ Maureen Phillips                    By: /s/ Mark S. Redman
   --------------------------------            --------------------------------
Name:   Maureen Phillips                    Name:   Mark S. Redman
      -----------------------------               -----------------------------
Title:  Managing Director                   Title:  President
       ----------------------------                ----------------------------



                                            THE ONE GROUP


                                            By: /s/ William Tomko
                                               --------------------------------
                                            Name:   William Tomko
                                                  -----------------------------
                                            Title:  Treasurer
                                                   ----------------------------


                                             01/25/99


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                                   SCHEDULE A

The following funds shall be offered as part of the Fund Alliance Program:

                                      FUNDS
                                      -----

The One Group Growth Opportunities Fund - Class A Shares
The One Group Bond Fund - Class A Shares




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                           SCHEDULE B - FUNDS AND FEES

The Fund Company and TOGSC shall automatically pay to Plan Agent a fee with respect to each Fund, calculated and paid quarterly in arrears, equal to the product of: (i) (a) the number of calendar days in the applicable quarter divided by the number of calendar days in that year and (b) the percentage specified below and (ii) the average daily net asset value of the investments held in such Fund pursuant to this Agreement computed by totaling the aggregate investment (share net asset value multiplied by the total number of shares held) on each day during the calendar quarter and dividing by the total number of days during such quarter. Fee will be paid by wire transfer or by check, at the Plan Agent's election.

The Fund Company and TOGSC shall keep adequate and accurate records with respect to the calculation and payment of these fees. Such records shall be provided to Plan Agent upon request for purposes of auditing and reconciliation of payment amounts.

The fees for the funds as listed in Part I of Revised Schedule A - List of Funds shall be as follows:

Fund                                                 Annual Fee
The One Group Growth Opportunities Fund              0.35% (35 basis points)
(Class A Shares)

The One Group Bond Fund (Class A Shares)             0.25% (25 basis points)


The above stated fees shall continue throughout the duration of this Agreement. The foregoing, notwithstanding, if either the Fund Company or TOGSC extends a higher rate of fees to any other plan service provider, the Fund Company and TOGSC shall offer such higher rate of fees to the Plan Agent.



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